UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
`
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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COMMUNITY PARTNERS BANCORP
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COMMUNITY PARTNERS BANCORP
1250 Highway 35 South
Middletown, New Jersey 07748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2011

To Community Partners Bancorp Shareholders:

The Annual Meeting of Shareholders of Community Partners Bancorp will be held at the Hilton Woodbridge, located at 120 Wood Avenue South, Iselin, New Jersey, on Tuesday, May 10, 2011, at 10:00 a.m., for the following purposes:

1.	To elect thirteen (13) directors.

2.	To ratify the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the 2011 fiscal year.

3.	To consider an advisory vote on the compensation of the Company’s named executive officers as determined by the Compensation Committee.

4.	To act upon such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on March 21, 2011 are entitled to notice of and to vote at the Annual Meeting.  Whether or not you contemplate attending the Annual Meeting, we suggest that you promptly execute the enclosed proxy and return it to the Company.

As you may know, brokers holding shares beneficially owned by their clients no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares.  If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors.

Important notice regarding the availability of proxy materials for the 2011 Annual Meeting of Shareholders: The Proxy Statement for the 2011 Annual Meeting of Shareholders and 2010 Annual Report to Shareholders are available at http://www.cfpproxy.com/5995.

By order of the Board of Directors,

William D. Moss
President and Chief Executive Officer

April 4, 2011
YOUR VOTE IS IMPORTANT.  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

COMMUNITY PARTNERS BANCORP
1250 Highway 35 South
Middletown, New Jersey 07748

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011

PROXY STATEMENT

This proxy statement is being furnished to the shareholders of Community Partners Bancorp (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 10, 2011, at 10:00 a.m., at the Hilton Woodbridge, located at 120 Wood Avenue South, Iselin, New Jersey, and at any postponement or adjournment thereof.

This proxy statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to shareholders on or about April 4, 2011.

Two River Community Bank (“Two River” or the “Bank”) is the only bank subsidiary of the Company.

GENERAL

The holders of record of shares of common stock of the Company at the close of business on the record date, which is March 21, 2011, are entitled to vote such shares at the Annual Meeting.  On March 21, 2011, there were 7,628,385 shares of common stock outstanding entitled to vote at the Annual Meeting. In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Each shareholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.  Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.

Certain proposals, such as the ratification of the appointment of auditors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions.  For “non-routine” proposals, such as the election of directors and an advisory vote on compensation of the Company’s named executive officers, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

Directors will be elected by a plurality of the votes cast at the Annual Meeting.  Thus, assuming a quorum, an abstention or a broker non-vote will have no effect on the outcome of the vote on election of directors at the meeting.  The appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the favorable vote of a majority of the votes cast.  Thus, an abstention or a broker non-vote will have no effect on the outcome.  The advisory vote regarding the compensation of our named executive officers will be approved if a majority of the votes cast are FOR the proposal.  Thus, abstentions and broker non-votes will have no impact on the approval of this advisory proposal.

Shares of common stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy.  Unless contrary instructions are given, the proxy will be voted for (1) the election of each of the Board of Directors’ nominees for director, (2) the ratification of the appointment of ParenteBeard LLC as the independent registered public accounting firm for the 2011 fiscal year, and (3) the advisory vote on the compensation of the Company’s named executive officers.  With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, at the discretion of the proxy holders.

Election inspectors appointed for the Annual Meeting will tabulate the votes cast by proxy or in person at the meeting. The election inspectors will determine whether or not a quorum is present. Votes will NOT be considered cast if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the individuals named as proxies will have discretion to vote on those matters in their best judgment to the same extent as the person delivering the proxy would be entitled to vote, unless you otherwise specify in the proxy.  If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting.  You still will be able to revoke your proxy until it is voted.  As of the date of this proxy statement, the Company is not aware of any matters that are to be presented at the Annual Meeting other than the election of directors, the ratification of the appointment of ParenteBeard LLC as independent registered public accounting firm for the 2011 fiscal year and the advisory vote on the compensation of the Company’s named executive officers.

Shareholders may vote by completing and mailing the proxy card.  A proxy may be revoked if, prior to the exercise of the proxy, the Secretary of the Company receives either a written revocation of that proxy or a new proxy bearing a later date.  You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede all prior votes.  A proxy may also be revoked by voting in person at the Annual Meeting.  Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

This proxy solicitation is being made by the Board of Directors of the Company, and the expense of preparing, printing, and mailing this proxy statement and proxy is being paid by the Company.  In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile, or by telephone by our directors, officers or regular employees of the Company without additional compensation.  The Company has retained the services of Regan & Associates, Inc. to aid in the solicitation, collection and tabulation of proxies from banks, brokers, nominees, and registered holders.  The Company estimates that it will pay a fee of $7,000 plus out-of-pocket expenses.  Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of common stock.

In some instances, we may deliver to multiple shareholders sharing a common address only one copy of this proxy statement and its attachments.  If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a shareholder sharing an address with another shareholder.  You may make such a request in writing to Community Partners Bancorp, Attn: Secretary of the Board, 1250 Highway 35 South, Middletown, New Jersey 07748, or by calling the Company at 732-706-9009. This proxy statement and the annual report are available at http://www.cfpproxy.com/5995. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

Smaller Reporting Company

The Company has elected to prepare this proxy statement and other annual and periodic reports as a “smaller reporting company” consistent with the rules of the Securities and Exchange Commission (the “SEC”).

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors proposes the election of thirteen nominees as directors of the Company.  If elected, directors will serve until the next Annual Meeting or until their successors are chosen and qualified.  The Company has inquired of each nominee and determined that each will serve if elected.  In the event that any of the nominees should become unable or unavailable to serve, or for good reason will not serve, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee or the size of the Board may be reduced.  The Board believes that the named nominees are available, and, if elected, will be able to serve. The Board of Directors recommends that shareholders vote for such nominees for directors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth (i) the name and age of each of the nominees for election to the Board of Directors; (ii) the other positions and offices presently held by such persons with the Company, if any; (iii) the period during which such persons have served on the Board of Directors of the Company, if applicable; and (iv) the principal occupations and employment of such persons during the past five years.  Additional biographical information for each nominee and the Senior Executive Officers who are not a director follows the table.

NOMINEES FOR ELECTION AT 2011 ANNUAL MEETING

Name and Position with the Company, if any	Age	Director Since	Principal Occupation

Charles T. Parton, Chairman of the Board of the Company and Two River	69	2006	Chairman of the Board of the Company and Two River

Joseph F.X. O’Sullivan, Vice Chairman of the Board of the Company and Two River	57	2006	Senior executive with Fleetwood Financial Leasing, LLC;

Frank J. Patock, Jr., Vice Chairman of the Board of the Company and Two River	65	2006	President of Patock Construction Company;

Michael W. Kostelnik, Jr., Corporate Secretary and Director of the Company and Two River	68	2006	Retired President of McCue Captains Insurance Agency;

William D. Moss, President, Chief Executive Officer and Director of the Company and Two River	54	2009	President, Chief Executive Officer and Director of the Company and Two River;

James M. Bollerman Director of the Company, Director of Two River	56	2010	President/Owner of Bollerman Real Estate Services, Inc.

Name and Position with the Company, if any	Age	Director Since	Principal Occupation

Robert E. Gregory, Director of the Company, Director of Two River	54	2006	President of NJ Galvanizing and Tinning Works, Inc.;

Robert B. Grossman, MD, Director of the Company, Director of Two River	64	2009	Partner, Shore Orthopaedic Group;

John E. Holobinko, Esq., Director of the Company, Director of Two River	69	2009	Partner, Gasiorowski & Holobinko;

William F. LaMorte, Director of the Company, Director of Two River	63	2009	President of Ronstan Paper & Packaging Company, Inc.;

John J. Perri, Jr., CPA, Director of the Company, Director of Two River	62	2006	Certified Public Accountant and a partner with Raymond, Perri & DeSeno, LLC;

William Statter, Director of the Company, Director of Two River	68	2009	Retired pharmacist;

Robin Zager, Director of the Company, Director of Two River	61	2009	Partner, Commercial Property Advisors, LLC;

Directors

Set forth below are the names of, and certain biographical information regarding, the directors of the Company.

Charles T. Parton is currently the Chairman of the Board both of the Company and of Two River Community Bank, having held those positions from the inception of Two River in 2000 and of the Company in 2006. He also served as interim President and Chief Executive Officer of the Company from February 1 through December 31, 2009.  Mr. Parton, a certified financial planner, has been active in the commercial banking field for over 45 years, beginning his career in 1963 with Fidelity Union Trust Company in Newark, New Jersey.  He held senior management positions within the Fidelity Union organization until 1981, then joining Midlantic National Bank/Merchants as its Executive Vice President. From 1983 until 1989, Mr. Parton was Chairman, President and CEO of Midlantic/Merchants and following internal consolidation, became Senior Vice President and Group Executive for Midlantic National Bank.  After leaving Midlantic in 1991, Mr. Parton became Executive Director of the Jersey Shore Medical Center Foundation, serving from 1992 through 1997 and served as a member of the Board of Trustees of Jersey Shore Medical Center from 1983-1992, holding the position of Chairman from 1988 until 1992.  He has served as a Director of three publicly traded SEC registered companies, most recently as a Director of Foodarama Supermarkets, Inc. from 1993–2006, and is a Director of Kuehne Chemical Company, Inc., a privately held corporation in South Kearny, New Jersey.  Mr. Parton has served as a trustee of Monmouth University since 1987, Board Chair from 1998 – 2001 and was elected Life Trustee Emeritus in 2010.  Mr. Parton’s 40-plus years of experience in the commercial banking industry, including CEO and Director responsibilities makes him an extremely valuable member of the Board.  In addition, having served as a Director of three publicly-traded companies, he is the most experienced Board member in the area of corporate governance.

Joseph F.X. O’Sullivan currently serves as Vice Chairman of the Board of Community Partners Bancorp and Two River Community Bank. Mr. O’Sullivan has a bachelor’s degree in Business Finance, and started his career in 1976 as a credit officer with Community State Bank. From 1979 to 1985, Mr. O’Sullivan was a Principal Managing Director serving as Chief Credit Officer and Syndication Manager for Vendor Funding, an equipment finance company, until the business was acquired in 1986 by First NH Banks, an operating unit of Bank of Ireland.  He then continued to serve in those capacities and  as Executive Vice President, until becoming Chief Financial Officer in 1990.  In 1992, he became President of Credit America Corp., which specialized in equipment leasing and commercial finance in the petroleum industry, until 1995, when he became a Principal Managing Director of Fleetwood Financial Corp.  Fleetwood Financial is an equipment leasing company headquartered in New Jersey concentrating in the medical technology product marketplace.  In 2006, Fleetwood Financial was acquired and transitioned into a bank-owned captive leasing operation.   Mr. O’Sullivan served as Executive Vice President of Syndication and Risk Management of this operation until 2009, when the business was reacquired by Mr. O’Sullivan and senior management under Fleetwood Financial Leasing, LLC.  Mr. O’Sullivan previously served as Chairman and Director of The Town Bank Board of Directors.  Mr. O’Sullivan’s experience qualifying him for service as a Director includes his financial expertise from a diverse and extensive commercial finance and leasing background over a 36-year career to date.  His knowledge of the Union and Middlesex County markets is important in the ongoing business development efforts of the Company. Mr. O’Sullivan has served as a Bank Director since 1998.

Frank J. Patock, Jr. currently serves as Vice Chairman of the Board of Community Partners Bancorp and Two River Community Bank. Mr. Patock is also President of Patock Construction Company; a general contracting company located in Tinton Falls, New Jersey and was born and raised in the Red Bank area. He is a founder and former member of the board of directors of Tinton Falls State Bank. He is the current President of the Affordable Housing Alliance, serves on the board of directors of American Red Cross and 180-Turning Lives Around and is a member of the Board of the Community YMCA in Red Bank.  Mr. Patock’s experience qualifying him for service as a Director include his 22 years experience as a bank incorporator/director and his valuable business acumen and experience as the long-time CEO of a general contracting company specializing in the development of corporate, retail and governmental building facilities.  His contacts and favorable reputation throughout the state’s construction industry enable Mr. Patock to develop business for the Bank.

Michael W. Kostelnik, Jr . is currently the Corporate Secretary and a director of the Company and has been a director of Two River since the Bank opened.  He is the retired President of McCue Captains Agency, an insurance agency.  Mr. Kostelnik, who has been involved in the insurance industry for 30 years, is a former member of the board of directors of the Independent Insurance Agents of New Jersey.  Mr. Kostelnik was a member of the Community Advisory Board of Tinton Falls State Bank.  Mr. Kostelnik’s more than 40-year career in the insurance industry, including agency management and general insurance and small business consulting, qualify him for service as a Director.  During his service he has regularly contributed to the work of the three standing Board Committees – Audit, Compensation and Nominating and Corporate Governance – together with using his risk and credit analysis skills in serving on the Bank’s Loan Committee.

William D. Moss   is currently President and Chief Executive Officer and a director of the Company and Two River Community Bank.  Mr. Moss previously served as President and Senior Loan Officer from August 1, 2006 to July 31, 2007, as Executive Vice President and Senior Loan Officer of Two River from July 1, 2003 to July 31, 2006, and as Senior Vice President and Senior Loan Officer of Two River from February 2000 (the time of the Bank’s opening) until July 2003.  Mr. Moss has 30 years in the banking industry, starting his career in 1980 at Midlantic National Bank and rising to the position of Regional Vice President/Group Manager in 1989.  Later that year he joined Central Jersey Bank & Trust Company, which is today Bank of America, as a Vice President and Senior Regional Loan Officer.  In 1996, Mr. Moss joined Shrewsbury State Bank as Vice President, responsible for commercial lending and business development.  Mr. Moss graduated from the Stonier Graduate School of Banking in 1987.  Mr. Moss serves as a Trustee of the New Jersey Bankers Association and is a member of the Community Bankers Association of New Jersey.  He is currently a Trustee of The Monmouth Conservation Foundation, Middletown, New Jersey;  The Community YMCA, Red Bank, New Jersey; Christian Brothers Academy, Lincroft, New Jersey; and the Howard Whitfield Foundation, Red Bank, New Jersey.  Mr. Moss is a former President and member of the Board of Advisors of the American Cancer Society, and has served as a Councilman of the Borough of Shrewsbury and Chair of the Finance Committee.  Mr. Moss, as the Company’s President and Chief Executive Officer, brings extensive knowledge of the commercial banking industry, gained over 30 years of banking experience, to the governance and leadership of the organization.  Through his participation in pertinent trade associations he keeps abreast of significant events and trends in the industry and advises the Board and management on these trends and events, including product developments.

James M.  Bollerman is currently a director of the Company and Two River.  Mr. Bollerman is the founder of Bollerman Real Estate Services, Inc., a real estate development, investment, management and advisory firm.  Mr. Bollerman has been directly involved with the development, planning and construction of over 20 million square feet of commercial, industrial and residential space in New Jersey.  Prior to starting his own firm, Mr. Bollerman was President and Chief Executive Officer of Commercial Realty & Resources Corp., a wholly-owned real estate development subsidiary of New Jersey Resources Corporation, a $1 billion New York Stock Exchange listed holding company.  He is a former member of the New Jersey Resources Board of Directors and served on its Finance Committee.  Mr. Bollerman is a graduate of the Seton Hall University School of Law.  Mr. Bollerman’s experience qualifying him for service as a Director includes a 31-year business career in a variety of senior corporate, governmental and entrepreneurial positions.  He currently serves on the audit committee of the Municipal Excess Liability Joint Insurance Fund and is a Trustee within the Meridian Health System.  He also serves in governance roles in the non-profit sector.

Robert E. Gregory is currently a director of the Company and Two River, and previously served as a director at Town Bank. Mr. Gregory has been the President of NJ Galvanizing and Tinning Works, Inc. since 1982.  In that capacity, Mr. Gregory is responsible for all budgeting and financial reporting. Mr. Gregory is an active member of numerous trade and non-profit organizations and is a past president of the Newark Ironbound Manufacturers Association.  Mr. Gregory’s substantial experience as CEO of an industrial company with national clientele allows him to bring to the Board extensive managerial and financial ability.  He is actively involved in Union County community activity and his advocacy on behalf of the Bank facilitates new business opportunities.

Robert B. Grossman, M.D. is currently a director of the Company and Two River. Dr. Grossman is an orthopedic surgeon and partner with Shore Orthopaedic Group.  Dr. Grossman is a licensed medical doctor in the State of New Jersey.  He became Board Certified in orthopedic surgery in 1978, and is currently affiliated with Monmouth Medical Center and Riverview Medical Center.  Dr. Grossman also is a director of Dreman Value Management, L.L.C.  Dr. Grossman is involved in many professional organizations, including but not limited to being a Fellow of the American Academy of Orthopaedic Surgery, the American Academy of Surgery, the American Sports Medicine Society, and the Arthroscopic Association of North America.  Dr. Grossman is a past president of the New Jersey Orthopaedic Society and the Campaign Chairman for Jewish Charities of Monmouth County.  He was one of the founders and a member of the Board of Directors of Tinton Falls State Bank.  He is the past President and past Chairman of the Board of the Jewish Federation of Greater Monmouth County.  Dr. Grossman’s experience qualifying him for service as a Director includes over 20 years of serving on bank boards, together with his extensive civic and community service.

John E. Holobinko, Esq. is currently a director of the Company and Two River. Mr. Holobinko is a partner in the law firm of Gasiorowski & Holobinko, located in Red Bank, New Jersey, and has substantial experience in real estate transactions, trust and estate work, bankruptcy, municipal law, and banking-related matters.  Mr. Holobinko is a former member of the Board of Directors of United Counties Bancorp and Meridian Bank.  He also served on the Regional Board of Directors of CoreStates Bank.  Besides belonging to the American, New Jersey and Monmouth Bar Associations, Mr. Holobinko is a member of, or affiliated with, numerous charitable and service organizations and foundations.  He received his law degree from Cornell University School of Law.  Mr. Holobinko’s qualifications for service as a Director include over 30 years as a Director of several financial institutions, including publicly traded companies, together with his ongoing 40-year career as a practicing attorney in the Monmouth County community.

 William F. LaMorte is currently a director of the Company and Two River. Mr. LaMorte has been the President of Ronstan Paper & Packaging Company, Inc. for the past 35 years.  Ronstan Paper is a distributor of packaging materials, paper and janitorial products based in Eatontown, New Jersey.  Mr. LaMorte is a past President of Monmouth Center for Vocational Rehabilitation and the MCVR Foundation, Inc.  He is also a past President of A.R.C. of Monmouth County.  Mr. LaMorte’s experience qualifying him for service as a Director includes 35 years of business and management experience gained while running a paper and packaging distribution company.  He has also been an active volunteer leader and advisor within the local non-profit community.

John J. Perri, Jr., CPA, MBA is currently a director of the Company and Two River.  Mr. Perri is a certified public accountant and a partner in the accounting firm of Raymond, Perri & DeSeno, LLC, located in Tinton Falls, New Jersey.  He is currently a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.  Mr. Perri has taught accounting at Ocean County Community College and he has lectured on various accounting and tax related topics.  He holds a master’s degree in taxation from Fairleigh Dickinson University.   He also is currently on the board of directors of the Monmouth Housing Alliance.  Mr. Perri brings to the Board over 37 years of public accounting experience, including extensive knowledge of accounting principles, financial reporting and tax issues, and the evaluation of financial results.  Mr. Perri is qualified as a “financial expert” under the relevant criteria established under SEC regulations, and has acted as Chairman of the Audit Committee of Two River from its inception, as well as Chairman of the Audit Committee of Community Partners since 2007.

William Statter is currently a director of the Company and Two River. Mr. Statter is the former owner of Rumson Pharmacy, located in Rumson, New Jersey.  Mr. Statter is a former member of the Community Advisory Board of Tinton Falls State Bank.  He is the former President of the Rumson Board of Health and a former member of the Rumson Juvenile Conference Committee.  At this time, Mr. Statter is the Director of Pharmacy at the Parker Family Health Center in Red Bank, and also serves on the Parker Family Health Center Board of Directors.  Mr. Statter’s 37 years of successful business ownership and management in the local community, primarily in the retail pharmacy environment, enable him to provide counsel to the board in considering new retail products and in evaluating a variety of credit requests.  His personal investment experience and acumen make him a valuable member of several board committees.

Robin Zager is currently a director of the Company and Two River. Ms. Zager was licensed as a real estate broker by the State of New Jersey in 1982 and has devoted her entire career in the commercial real estate field.  She is currently a Principal of Commercial Property Advisors LLC, a real estate transaction and consulting firm located in Fair Haven, New Jersey.  Ms. Zager is also owner and President of ARZEE Property Management Corp., which oversees the operations of several medical and professional buildings in Monmouth and Ocean Counties.  Her volunteer experiences include past service as a Trustee of Congregation B’nai Israel in Rumson, New Jersey, where she served on the Long Range Planning and Endowment Committees.  Robin is a former Director of Eastern Monmouth Area Chamber of Commerce (EMACC).  Active in Industrial/Commercial Real Estate Women (ICREW), Ms. Zager served as Treasurer for three years and then as President for two years.  Following this statewide office, she served as a National Delegate to NNCREW, the national organization for commercial real estate women.  Ms. Zager’s experience as a licensed real estate broker in New Jersey and extensive involvement in all elements of the commercial real estate market for almost 30 years qualifies her for service as a Director.  Her expertise, strategic advice and development of new business for the bank have been beneficial in the organization’s profitable growth.

No director of the Company is also currently a director, or, except for Mr. Parton, has been in the last five years a director, of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or of any company registered as an investment company under the Investment Company Act of 1940.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

The 13 directors receiving the most votes cast at the Annual Meeting, whether in person or by proxy, will be elected as directors of the Company.

Executive Officers

Set forth below are the names of, and certain biographical information regarding, each executive officer of the Company who does not serve as a director of the Company.

A. Richard Abrahamian (age 51) is currently Executive Vice President and Chief Financial Officer of the Company and Two River.  Mr. Abrahamian joined Two River in March 2010 as Senior Vice President and Chief Financial Officer.  In April 2010, he was appointed Senior Vice President and Chief Financial Officer of the Company and subsequently promoted to Executive Vice President and Chief Financial Officer in December 2010.  Mr. Abrahamian previously served as Vice President, Treasurer and Chief Financial Officer of Center Bancorp, Inc. from March 2008 to January 2010, Vice President and Treasurer of Center Bancorp, Inc. from February 2008 to March 2008, and Senior Vice President and Chief Financial Officer of its banking subsidiary, Union Center National Bank, from February 2008 to January 2010.  Prior to that, he was Senior Vice President and Chief Financial Officer of Synergy Financial Group, Inc. from 2005 to February 2008.  Prior to his employment at Synergy Financial Group, Inc., Mr. Abrahamian was a Senior Vice President of PNC Bank from 2004 to 2005 and Vice President and Controller of United National Bancorp and a  Senior Vice President and Chief Accounting Officer of its banking subsidiary, United Trust Bank, from 1992 until its acquisition by PNC in 2004.

Alan B. Turner   (age 47) is currently Executive Vice President and Senior Loan Officer of Two River.  Mr. Turner joined Two River in October of 2000 as Vice President of Commercial Lending, and served as Senior Vice President of Commercial Lending from June of 2003 until his promotion to Executive Vice President in January of 2007.  Mr. Turner has over 24 years of banking and commercial lending experience.  He began his banking career in 1987 at Chemical Bank N.J. as a credit and loan review analyst.  From 1989 to 1995, he served as Assistant Vice President of Commercial Real Estate at Central Jersey Bank & Trust Company in Freehold.  Following Central Jersey’s acquisition by NatWest, N.A. in 1995, Mr. Turner first served as Assistant Vice President and then as Vice President of Commercial Real Estate/Relationship Manager/Team Leader.  He then became Vice President of Commercial Real Estate/Relationship Manager at NatWest’s successor, Fleet Bank, N.A. covering the Philadelphia/Washington corridor, through September of 2000.  Mr. Turner graduated from The American University in Washington, DC in 1986.

Robert C. Werner (age 53) is currently Executive Vice President and Chief Operating Officer of Two River.  Mr. Werner joined Two River in September 2010 as Senior Vice President and Chief Operating Officer and was subsequently promoted to Executive Vice President and Chief Operating Officer in December 2010.  Mr. Werner was the Vice President of QNB Corp. from October 1988 to November 2009 and Executive Vice President and Chief Operating Officer of QNB Bank from January 1995 to November 2009, a ten-branch bank with assets in excess of $700 million.  In addition, Mr. Werner previously served as that institution’s Senior Vice President and Chief Financial Officer from January 1986 to December 1990; he served that institution for more than 24 years.  Mr. Werner started his banking career working for 6 years as an Associate for Littlewood, Shain & Company, a bank consulting firm based in Wayne, Pennsylvania.  Mr. Werner holds a B.A. in Economics from Villanova University.  He also completed numerous graduate-level courses from both Temple and Villanova Universities.

ITEM 2 - RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected ParenteBeard LLC as the Company’s independent auditors for the 2011 fiscal year.  Beard Miller Company LLC, who has served as the Company’s independent registered public accounting firm since 2006, and prior to such time served as independent registered public accounting firm for Two River since 2005, merged with another accounting firm, Parente Randolph LLC, to form ParenteBeard LLC on October 1, 2009.

In addition to selecting ParenteBeard LLC as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year, the Audit Committee has directed that management submit the selection of the independent registered public accounting firm for ratification by the Company’s shareholders at the 2011 Annual Meeting.  One or more representatives of ParenteBeard LLC are expected to be present at the 2011 Annual Meeting.  The representatives will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm is not required by the Company’s by-laws or otherwise. However, the Board is submitting the selection of ParenteBeard LLC to shareholders for ratification as a matter of good corporate governance.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Unless contrary instructions are given, the shares of common stock represented by the proxies being solicited will be voted “FOR” the ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year.

Independent Auditor Fees

The Sarbanes-Oxley Act of 2002 and the SEC auditor independence rules require all public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence.

The following fees were incurred for services provided by the Company’s independent registered public accounting firm in 2010 and 2009:

	2010	2009

Audit fees (1)	$119,592	$136,548
Audit-related fees (2)	11,875	16,021
Tax fees (3)	17,137	21,278
All other fees (4)	14,000	-

Total	$162,604	$173,847

(1)	Includes professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in Forms 10-Q.

(2)
Includes assurance and related services that are reasonably related to the performance of the audit or review of financial statements, an audit of the employee benefit plan, including out of pocket expenses and a review of the Form S-3 Registration Statement filing related to the Preferred Stock issuance in 2009.

(3)	Tax fees include the following: preparation of state and federal tax returns; assistance with calculating estimated tax payments; and assistance with other tax matters.

(4)	Assistance in implementing XBRL reporting.

All services described above were approved in accordance with the Audit Committee’s Pre-Approval policy described directly below.

Audit Committee Pre-Approval Procedures

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The policy permits the Audit Committee to delegate pre-approval authority to one or more members, provided that any pre-approval decisions are reported to the Audit Committee at its next meeting. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The Company’s engagement of ParenteBeard LLC as the Company’s independent registered public accounting firm was approved in advance by the Audit Committee.

Change to ParenteBeard LLC

On October 1, 2009, the Company was notified that the audit practice of Beard Miller Company LLP was combined with ParenteBeard LLC in a transaction pursuant to which Beard Miller Company LLP combined its operations with ParenteBeard LLC and certain of the professional staff and partners of Beard Miller Company LLP joined ParenteBeard LLC either as employees or partners of ParenteBeard LLC.  Accordingly, on October 1, 2009, Beard Miller Company LLP resigned as the independent registered public accounting firm of the Company and, with the approval of the Audit Committee, ParenteBeard LLC was engaged as the Company’s independent registered public accounting firm on October 6, 2009.

During the two years ended December 31, 2008 and from December 31, 2008 through the engagement of ParenteBeard LLC as the Company’s independent registered public accounting firm, neither the Company nor anyone on its behalf consulted ParenteBeard LLC with respect to any accounting or auditing issues involving the Company.  In particular, there was no discussion with the Company regarding the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinions that might be rendered by ParenteBeard LLC on the Company’s financial statements, or any matter that was either the subject of a disagreement, as described in Item 304 of Regulation S-K and the related instructions thereto promulgated by the SEC, with Beard Miller Company LLP, or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K. ParenteBeard LLC did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

Beard Miller Company LLP performed audits of the Company’s consolidated financial statements for the years ended December 31, 2008 and 2007. Beard’s reports did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two years ended December 31, 2008, and from December 31, 2008 through October 1, 2009, the date of resignation, there were no (i) disagreements between the Company and Beard Miller Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard Miller Company LLP would have caused it to make reference to the subject matter of such disagreements in connection with its reports, or (ii) “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company furnished Beard Miller Company LLP with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of its Form 8-K.  The Company requested that Beard Miller Company LLP deliver to the Company a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree.  A copy of the letter of Beard Miller Company LLP was filed as Exhibit 16.1 to its Current Report on Form 8-K filed on October 6, 2009.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PARENTEBEARD LLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

The affirmative vote of the majority of votes cast is required to ratify the Board’s selection of the Company’s independent registered public accounting firm.

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In response to the recent economic downturn, Congress enacted the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the American Recovery and Reinvestment Act of 2009 (the “ARRA”).  The EESA and ARRA, as implemented by various regulations, impose a number of requirements on financial institutions, such as the Company, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”).  One of the requirements set forth under EESA is that at each annual meeting of shareholders during the period in which any obligation arising from TARP financial assistance remains outstanding TARP recipients shall permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the shareholders of Community Partners Bancorp (the “Company”) approve the compensation of the Company’s executives as described in the Summary Compensation Table of the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, including the other executive compensation tables and the related disclosure contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board.  However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the “Executive Compensation” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.  Our compensation policies and procedures are centered on a pay-for-performance culture and, we believe, are strongly aligned with the long-term interests of our shareholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION COMMITTEE.

The affirmative vote of the majority of votes cast will constitute approval of this advisory proposal.

CORPORATE GOVERNANCE

General

The Company is committed to establishing sound principles of corporate governance which promote honest, responsible and ethical business practices.  The Company’s corporate governance practices are actively reviewed and evaluated by the Board of Directors and the Nominating and Corporate Governance Committee.  This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies.  Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

Board Composition and Committee Memberships

The Board is currently composed of Charles T. Parton, Joseph F.X. O’Sullivan, Frank J. Patock, Jr., Michael W. Kostelnik, Jr., James M. Bollerman, Robert E. Gregory, Robert B. Grossman, MD, John E. Holobinko, Esq., William F. LaMorte, William D. Moss, John J. Perri, Jr. CPA, William Statter and Robin Zager.

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  The table below provides current membership for each of these Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles T. Parton			X*
Joseph F.X. O’Sullivan		X
Frank J. Patock, Jr.			X
Michael W. Kostelnik, Jr.	X	X*	X
James M. Bollerman	X
Robert E. Gregory	X
John E. Holobinko, Esq.		X
William F. LaMorte	X
John J. Perri, Jr., CPA	X*	X
William Statter	X
Robin Zager			X

X = Committee member; * = Chairperson

Director Independence

Effective February 1, 2009, Charles T. Parton, Chairman, assumed the additional positions of Interim President and CEO of the Company, in accordance with the recommendation of the Nominating and Corporate Governance Committee, as approved by the Board of Directors on December 16, 2008.  Mr. Parton succeeded Barry B. Davall, who retired as President and CEO of the Company on January 31, 2009.  These actions were consistent with the management succession plan implemented by the Company in August, 2007.  The Nominating and Corporate Governance Committee oversaw the process of identifying a permanent President and CEO for the Company, which was completed with the selection of William D. Moss in November 2009.  Mr. Moss assumed these offices effective January 1, 2010.

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been growing public and regulatory focus on the independence of directors. Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors has determined that a majority of the directors is “independent” within the meaning of the NASDAQ independence standards.

The Board has determined that each member of the Audit Committee is also “independent” for purposes of Section 10-A(m)(3) of the Securities Exchange Act of 1934, and that each member of the Compensation Committee is an “outside director” pursuant to the criteria established by the Internal Revenue Service (the “IRS”) and is a “non-employee director” pursuant to criteria established by the SEC.

The Nominating and Corporate Governance Committee met on February 15, 2011 to determine the independence of the current members of the Board of Directors, each of which is a nominee for election as a director of the Company, as well as to determine the independence of the new nominees for director of the Company.  All of the directors and new nominees had previously completed a questionnaire that was used as a guide to assist in determining such person’s independence.  At the Nominating and Corporate Governance Committee meeting, the Committee discussed each director’s and new nominee’s relationship with the Company (and those of their immediate family) and other potential conflicts of interest as well as information related to transactions, relationships, or arrangements between the Company and the directors or new nominees or parties related to such directors or new nominees.

Following the Nominating and Corporate Governance Committee meeting, the Committee presented its conclusions to the Board.  Taking into consideration the information provided by the Committee, the Board affirmatively determined that each of Joseph F.X. O’Sullivan, Frank J. Patock, Jr., Michael W. Kostelnik, Jr., James M. Bollerman, Robert E. Gregory, Robert B. Grossman, MD, John E. Holobinko, Esq., William F. LaMorte, John J. Perri, Jr., CPA, William Statter and Robin Zager has no material relationship with the Company affecting his or her independence as a director and that each is “independent” within the meaning of the independence standards established by NASDAQ.

In making the independence determination with respect to Mr. Kostelnik, the Nominating and Corporate Governance Committee considered Mr. Kostelnik’s employment with a company that maintains bank accounts with, and has a line of credit and a term loan with Two River.  In connection with the determination of Mr. Patock’s independence, the Committee considered payments made to the construction company, of which Mr. Patock is its president, as general contractor for certain construction projects in the total amount of $579,072 in fiscal year 2008, $69,298 in fiscal year 2009 and $12,722 in fiscal year 2010.  It also relied on a written interpretation with respect to Mr. Patock’s independence that the company received from The NASDAQ Stock Market, LLC.  The Committee also considered the relevance of (i) Mr. O’Sullivan’s personal deposit and borrowing relationship and his employment with a company that maintains a deposit relationship with the Bank, (ii) Mr. Gregory’s personal deposit and borrowing relationship and his ownership of and employment with two companies that have deposit and borrowing relationships with the Bank, (iii) Dr. Grossman’s personal deposit and borrowing relationship and his employment with a company that maintains a deposit and borrowing relationship with the Bank, (iv) Mr. Holobinko’s personal deposit and borrowing relationship and ownership of a law firm that maintains a deposit relationship with the Bank, (v) Mr. LaMorte’s personal deposit relationship and his ownership of companies that have deposit and borrowing relationships with the Bank and the sale of paper and office supplies to Two River by Ronstan Paper and Packaging Company in the total amount of $7,832, (vi) Mr. Statter’s personal deposit and borrowing relationship with the Bank, and (vii) Ms. Zager’s personal deposit and borrowing relationship and her membership in a company that maintains a borrowing relationship with the Bank. These deposit and borrowing relationships were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender.  In the opinion of management, these loans do not involve more than normal risk of collectability or present other unfavorable features.

Messrs. Moss and Parton were deemed not to be independent by virtue of Mr. Moss’ current employment relationship with the Company and the Bank and Mr. Parton’s past employment relationship with the Company and the Bank.

Board Leadership Structure

Our Board is led by a non-executive Chairman selected by the Board from time to time.  After serving as Interim President and Chief Executive Officer of the Company from February 1, 2009 to December 31, 2009, Charles T. Parton resumed his position as non-executive Chairman of the Board effective January 1, 2010.  The Chairman of the Board organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management.  To fulfill that role, the Chairman, among other things:  creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Corporation.  In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy.  The functions of the Chairman include:

•	presiding over all meetings of the Board and shareholders, including regular executive sessions of non-management directors of the Board;

•	establishing the annual agenda of the Board and the agendas of each meeting in consultation with the Chief Executive Officer;

•	advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agenda and information needs for the committees of the Board;

•	defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;

•	coordinating periodic review of management’s strategic plan for the Corporation;

•	leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;

•	coordinating the annual performance review of the Chief Executive Officer and other key members of senior management;

•	consulting with committee chairs about the retention of advisors and experts;

•	acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•
working with the Nominating and Corporate Governance Committee to develop and maintain the agreed-on definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

•
after consulting with other members of the Board and the Chief Executive Officer, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Board committees and committee chairs;

•	working with management on effective communication with shareholders, including being available for consultation and direct communication upon the reasonable request of major shareholders;

•	encouraging active participation by each member of the Board; and

•	performing such other duties and services as the Board may require.

Risk Oversight by Board

The Board oversees all business, property and affairs of the Company.  The Chairman and the Company’s officers keep the members of the Board informed of the Company’s business through meetings and by providing reports and other materials to the members.

In addition to the general oversight of bank business, the Board on a monthly and quarterly basis reviews reports that summarize information on Strategic, Investment and Operational Risk. This information is provided by both internal senior management and external management consultant committees.  These reports provide information to the Board on many specific risk elements such as, but not limited to, Credit Risk, Portfolio Management, Interest Rate Risk, Market Monitoring and Sensitivity, Capital and Allowance for loan and lease losses adequacy, liquidity and margin trends.

Audit Committee

The Audit Committee is comprised of John J. Perri, Jr., CPA (Chairman), Michael W. Kostelnik, Jr., James M. Bollerman, Robert E. Gregory, William F. LaMorte and William Statter.  The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, the independent auditors and Company management as their respective duties relate to financial accounting, financial reporting and internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, financial reporting practices and sufficiency of auditing.

The Board has determined that all Audit Committee members are able to read and understand financial statements and at least one member, John J. Perri, Jr., CPA qualifies and serves as an “audit committee financial expert in accordance with the applicable NASDAQ rules.  No member of the Audit Committee received any compensation from the Company during fiscal 2010 other than compensation for services as a director.

The Audit Committee Charter is available in the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of the Company is comprised of six independent directors appointed by the Board of Directors (each of whom is independent for purposes of audit committee membership under applicable NASDAQ and SEC rules).  The Audit Committee operates under a written charter that was adopted in October 2005.  The Audit Committee Charter provides that the Audit Committee shall have the sole authority to appoint or replace the Company’s independent accountants.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent auditors perform an annual independent audit of the financial statements and express an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.  The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.  The Audit Committee assists the Board in monitoring:

•	the integrity of the financial statements of the Company;

•	the independent auditors’ qualifications and independence;

•	the performance of the Company’s internal audit function and independent auditors; and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee reviews the results of the Company’s audit, of its interim quarterly reviews, the overall quality of the Company’s accounting policies and other required communications, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”. The Company’s independent auditors assist management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting.  The Audit Committee also meets regularly with the Company’s independent auditors without management present.

The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.  The Audit Committee also meets with Company management, without the Company’s independent auditors present, to discuss management’s evaluation of the performance of the independent auditors.

With respect to fiscal 2010, the Audit Committee:

•	met with management and ParenteBeard LLC to review and discuss the Company’s audited financial statements and to discuss significant accounting issues;

•	periodically met with management to review and discuss quarterly financial results;

•	discussed with ParenteBeard LLC the scope of its services, including its audit plan;

•	reviewed the Company’s internal control processes and procedures;

•
received and reviewed the written disclosures and the letter from ParenteBeard LLC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with ParenteBeard LLC their independence from management and the Company;

•
implemented various changes and actions in response to the requirements of the Sarbanes-Oxley Act, SEC regulations, and NASDAQ corporate governance standards, as they impact the Audit Committee, the financial reporting process and internal controls procedures;

•	reviewed and approved all audit and non-audit services provided by ParenteBeard LLC during fiscal 2010;

•	reviewed and approved all internal audit reports prepared by RSM McGladrey LLP and Thoms & Jordan, LLP; and

•	reviewed and approved all Loan Review Programs prepared by CEIS Review Inc.; and

•	reviewed and approved all compliance audit reports prepared by ICS Compliance.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Members of the Audit Committee,

JOHN J. PERRI, JR., CPA (CHAIRMAN)
ROBERT E. GREGORY
MICHAEL W. KOSTELNIK, JR.
JAMES M. BOLLERMAN
WILLIAM F. LAMORTE
WILLIAM STATTER

Compensation Committee

The Compensation Committee is comprised of Michael W. Kostelnik, Jr. (Chairman), Joseph F.X. O’Sullivan, John E. Holobinko Esq., and John J. Perri, Jr., CPA each of whom has been determined by the Board to be “independent” within the meaning of the NASDAQ independence standards, and each of whom is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

No Compensation Committee member participates in any of the Company’s employee compensation programs.  The Board has determined that none of the current Compensation Committee members has any material business relationships with the Company.  Charles T. Parton, Chairman of the Board, and William D. Moss, President and Chief Executive Officer of the Company, attended Compensation Committee meetings only when and to the extent requested by the Committee. Mr. Moss did not participate in determining his own compensation.

The Compensation Committee Charter is available in the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Compensation Committee Interlocks and Insider Participation

Messrs. Kostelnik, Holobinko, O’Sullivan, and Perri constitute all of the directors who served on the Compensation Committee at any time during 2010.  Each of them is an independent outside director.  No member of the Compensation Committee is a current or former officer or employee of the Company or the Bank and no member of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Charles T. Parton (Chairman), Frank J. Patock, Jr., Michael W. Kostelnik, Jr., and Ms. Robin Zager.

The Nominating and Corporate Governance Committee is responsible for recommending for consideration by the Board candidates to serve as directors of the Company as well as the re-election of current directors.  The Committee also reviews recommendations from shareholders regarding corporate governance matters and director candidates.  The procedure for submitting recommendations for director candidates is set forth below under the caption “Selection of Director Candidates”.

In accordance with the marketplace rules of the Nasdaq Capital Market, the Nominating and Corporate Governance Committee is currently, and in 2010 was, composed entirely of independent, non-management members of the Board of Directors, except for Mr. Parton.  Under the Nasdaq Capital Market rules, nominations committees comprised of at least three members such as ours may have one director who is not independent, as defined in such rules, and is not a current officer or employee or a family member of an officer or employee, if the board, under exceptional and limited circumstances, determines that such individual's membership on the committee is required in the best interests of the company and its shareholders.  Mr. Parton served as Interim President and Chief Executive Officer of the Company from February 2009 to December 31, 2009.  Therefore, under the Nasdaq Capital Market rules, he is not an “independent” director.  However, Mr. Parton’s 40-plus years of experience in the commercial banking industry, including CEO and Director responsibilities, and his previous experience serving as a director of three publicly-traded companies, makes him the most experienced Board member in the area of corporate governance.  Therefore the Board, including the independent members of the Nominating and Corporate Governance Committee, believes that Mr. Parton’s membership on that committee is required in the best interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee Charter is available in the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Selection of Director Candidates

The proposed slate of Directors presented in this proxy statement consists of 13 individuals. If approved by the shareholders, this slate of nominees will also be identical to the Board of Directors of Two River.  Since May 2009, meetings of the Boards of Directors of the Company and Two River have been held concurrently for the conduct of business.

The Nominating and Corporate Governance Committee has established a policy regarding the consideration of director candidates, including those recommended by shareholders.  The Nominating and Corporate Governance Committee, together with the President and other Board members, will from time to time as appropriate identify the need for new Board members.  Particular proposed director candidates who satisfy the criteria set forth below and otherwise qualify for membership on the Board will be identified by the Nominating and Corporate Governance Committee.  In identifying candidates, the Nominating and Corporate Governance Committee will seek input and participation from the President, other Board members, and other appropriate sources, to ensure that all points of view can be considered and the best possible candidates can be identified.  The Committee also will consider current members of Two River’s Advisory Board, which consists of local business leaders who advise Two River as to the climate, conditions and opportunities in the local business community.  The Nominating and Corporate Governance Committee may also, as appropriate, engage a search firm to assist it in identifying potential candidates.  However, no such firm was utilized in connection with this year’s nominees.  Members of the Nominating and Corporate Governance Committee, the President and other Board members, as appropriate, may personally interview selected director candidates and provide input to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will determine which candidate(s) are to be recommended to the Board for approval.

While the Company does not have a formal diversity policy for membership on the Board, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership.  Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee.

Shareholders wishing to submit a director candidate for consideration by the Nominating and Corporate Governance Committee must submit the recommendation to Charles T. Parton, Chairman, Nominating and Corporate Governance Committee, c/o Community Partners Bancorp, 1250 Highway 35 South, Middletown, New Jersey 07748 in writing, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s Annual Meeting.  To ensure that a shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee has a significant stake in the Company, to qualify for consideration by the Nominating and Corporate Governance Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least 1% of the Company’s outstanding shares for a minimum of one year prior to the submission of the request. The request must be accompanied by the same information concerning the director candidate and the recommending shareholder as described in Article I, Section 9 of the Company’s by-laws for shareholder nominations for director.  The Company may also request any additional background or other information from any director candidate or the recommending shareholder, as it may deem appropriate.

All directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company.  Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes.  The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	the candidate must be a New Jersey resident;

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•	if the Committee deems it applicable, whether the candidate would be considered as an audit committee financial expert or financially literate as described in the SEC or NASDAQ rules;

•
if the Committee deems it applicable, whether the candidate would be considered independent under the NASDAQ rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

•	demonstrated character and reputation, both personal and professional, consistent with the image and reputation of the Company;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board;

•	availability for the substantial duties and responsibilities of a director of the Company; and

•
availability and willingness to regularly act as an ambassador for the Company in the greater community and participate in the solicitation and encouragement of new business and individual banking relationships.

Attendance at Board Meetings, Committee Meetings, and Annual Meetings

In 2010, the Board of Directors held twelve meetings, the Audit Committee held five meetings, the Compensation Committee held four meetings, and the Nominating and Corporate Governance Committee held three meetings. Each director attended at least 75% of the aggregate meetings of the Board of Directors and of the committees of which such director was a member, and each director, except for Dr. Grossman, attended at least 85% of the aggregate meetings of the Board of Directors and of the committees of which such director was a member.

Our current director attendance policy is that unless there are mitigating circumstances, such as medical, family or business emergencies, Board members are expected to participate in all Board meetings and all committee meetings of which the director is a member and to attend the Company’s Annual Meeting of shareholders.  All Directors attended last year’s annual meeting of shareholders.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines adopted in March of 2007 provide for non-management directors to meet in executive session at least four times per year.  At each executive session, the non-management directors select a director to preside at the meeting.  On five occasions during 2010, the non-management directors met in executive session and during all other director meetings the opportunity to meet in executive session without management present was available.

Shareholder Communications Process

The Board of Directors provides a process for security holders to send communications to the Board.  Information regarding the Company’s process for shareholders to communicate with the Board of Directors and the manner in which such communications are forwarded is available under the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) which applies to the Company’s chief executive officer and principal financial and accounting officer and to all other Company directors, officers and employees.  The Code of Conduct is available under the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.  The Company will disclose any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to the chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director, at the same location on the Company’s website.

The Company has also adopted Corporate Governance Guidelines which are intended to provide guidelines for the governance of the Company by the Board and its committees.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

 The following table sets forth information concerning the beneficial ownership of the Company’s common stock as of March 4, 2011 by each director/nominee, by the Company’s named executive officers, by all directors and executive officers as a group, and by any individual or group owning 5% or more of the Company’s common stock, including any options exercisable by such parties within 60 days after March 4, 2011.  The Company knows of no person or group that beneficially owns 5% or more of the Company common stock. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares of Company common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Charles T. Parton	142,428	(1)	1.86%
Joseph F.X. O’Sullivan	82,518	(2)	1.08%
Frank J. Patock, Jr.	150,566	(3)	1.97%
Michael W. Kostelnik, Jr.	115,980	(4)	1.51%
James M. Bollerman	13,193	(5)	0.17%
Robert E. Gregory	151,414	(6)	1.98%
Robert Grossman, M.D.	143,352	(7)	1.87%
John E. Holobinko	130,043	(8)	1.70%
William F. LaMorte	115,596	(9)	1.51%
John J. Perri, Jr., CPA	116,549	(10)	1.52%
William Statter	112,570	(11)	1.47%
Robin Zager	119,262	(12)	1.56%
William D. Moss	124,992	(13)	1.63%
Alan B. Turner	58,907	(14)	0.77%
A. Richard Abrahamian	10,362	(15)	0.14%
Robert C. Werner	5,125		0.07%
All Directors & Executive Officers (16 persons)	1,592,857	(16)	19.77%

(1) Includes: 17,988 shares held solely by Mr. Parton’s spouse; 5,788 shares held by a retirement plan of which Mr. Parton is the primary beneficiary; 1,570 shares held in a trust for their daughter in which both Mr. & Mrs. Parton are co-trustees; and options for 29,221 shares granted under Stock Option Plans of the Company.

(2) Includes: 3,264 shares held in the names of Mr. O’Sullivan’s children, for which Mr. O’Sullivan is deemed to have beneficial ownership; and options for 5,984 shares granted under Stock Option Plans of the Company.

(3)  Includes: 19,952 shares held solely by Mr. Patock’s spouse; 11,487 shares owned by Patock Construction Profit Sharing Trust, in which Mr. Patock is a principal; and options for 29,221 shares granted under Stock Option Plans of the Company.

(4) Includes: 33,810 shares that are held jointly with Mr. Kostelnik’s spouse; 52,713 shares held by a retirement plan of which Mr. Kostelnik is the primary beneficiary; and options for 29,221 shares granted under Stock Option Plans of the Company.

(5) Includes: 10,086 shares held by a retirement plan of which Mr. Bollerman is the primary beneficiary.

(6) Includes: options for 8,889 shares granted under Stock Option Plans of the Company.

(7) Includes: 68,610 shares that are held jointly with Dr. Grossman’s spouse, 688 shares owned solely by Dr. Grossman’s spouse, 918 shares held in trust for minors for which Dr. Grossman has voting control; and options for 42,134 shares granted under Stock Option Plans of the Company.

(8) Includes: 13,987 shares held in various trusts established by Mr. Holobinko; and options for 42,134 shares granted under Stock Option Plans of the Company.

(9) Includes: 1,790 shares held solely by Mr. LaMorte’s spouse, 69,882 shares owned by Ridge Investments, of which Mr. LaMorte is a principal; and options for 42,134 shares granted under Stock Option Plans of the Company.

(10) Includes: options for 40,559 shares granted under Stock Option Plans of the Company.

(11) Includes: 27,430 shares that are held jointly with Mr. Statter’s spouse; 51,652 shares held by a retirement plan of which Mr. Statter is the primary beneficiary; and options for 29,221shares granted under Stock Option Plans of the Company.

(12) Includes: 6,027 shares held solely by Ms. Zager’s spouse; and options for 29,221 shares granted under Stock Option Plans of the Company.

(13) Includes: 4,838 shares held solely by Mr. Moss’s spouse; 6,569 shares held by a retirement plan of which Mr. Moss is the primary beneficiary; 884 shares held in trust for Mr. Moss’ children; and options and awards for 49,803 shares granted under Stock Option Plans of the Company.

(14) Includes: 1,603 shares held by a retirement plan of which Mr. Turner is the primary beneficiary; and options and awards for 47,980 granted under Stock Option Plans of the Company.

(15) Includes: options for 4,200 granted under Stock Option Plans of the Company.

(16) Includes: options and awards for 429,922 granted under Stock Option Plans of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Based on a review of the copies of reports furnished to the Company, the Company believes that during the year ended December 31, 2010, all filing requirements applicable to its officers, directors and 10% beneficial owners were met.

DIRECTOR COMPENSATION

The following table details the compensation paid to our non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Charles T. Parton	62,250 (2)	-	360	62,610
Joseph F.X. O’Sullivan	29,350	-	159	29,509
Frank J. Patock, Jr.	26,950	-	252	27,202
Michael W. Kostelnik, Jr.	24,150	-	256	24,406
James M. Bollerman	7,000	-	-	7,000
Robert E. Gregory	17,450	-	134	17,584
Robert B. Grossman, M.D.	19,400	-	158	19,558
John E. Holobinko, Esq.	28,150	-	256	28,406
William F. LaMorte	18,350	-	138	18,488
John J. Perri, Jr., CPA	31,700	-	165	31,865
William Statter	28,550	-	282	28,832
Robin Zager	17,400	-	140	17,540

(1)	Reflects amounts of imputed income under the life insurance program, which we describe under the caption “Director Life Insurance Program.”

(2)	Includes $40,000 which Mr. Parton received for serving as Chairman of the Board.

Fees Earned or Paid in Cash

At the beginning of 2010, director fees were $1,000 for each holding company and bank board meeting attended.  Both holding company directors and bank directors received $350 for each committee meeting that they attended.  A director serving on the board of the holding company who also serves on the board of the bank does not receive additional compensation for attending a bank board meeting on the same day that the director attends a holding company board meeting.  In the beginning of 2010, the chairpersons of each of the Asset/Liability, Audit, and Compensation committees received $750 for each meeting attended of their respective committee.  Effective February 2010, the fee for attending holding company and bank board meetings increased to $1,250 per meeting attended, the fee for attending committee meetings increased to $400 per meeting and the chairperson fee increased to $800 per meeting.  In addition, Mr. Parton received an annual stipend of $40,000 for serving as Chairman of the Board of the Company and the Bank.

Director Life Insurance Program

We purchased single premium life insurance for certain of our directors in 2004 and 2010.  Under both director insurance programs, a covered individual is provided with term insurance coverage in the amount of $100,000.  Coverage will remain in effect even if the individual’s service as a member of the Board of Directors ceases.  The director will forfeit any right to a benefit under the program if the Company terminates the director for cause.  We paid the premiums for the director life insurance program in the year the policies were purchased.  We have all ownership rights to the policies and all cash values thereunder.  The premiums for life insurance paid for the benefit of the individual directors are represented in the “All Other Compensation” column of the 2010 Director Compensation table.  In 2010, Messrs. Gregory and O’Sullivan began participation in the director life insurance program.  Mr. Bollerman is not currently a participant in the director life insurance program.

EXECUTIVE COMPENSATION

This section of the proxy statement explains our compensation program for our principal executive officer and our other two most highly-compensated executive officers for 2010, which we refer to collectively in this proxy statement as our “named executive officers”.  The Company has elected to use the “smaller reporting company” rules issued by the SEC regarding the disclosure of executive compensation.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(3)	Stock Awards ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
William D. Moss President and Chief Executive Officer (1)	2010 2009	225,000 205,000	- -	- 52,704	78,163 -	15,148 15,148	35,303 33,209	353,614 306,061
Alan B. Turner Executive Vice President and Senior Loan Officer	2010 2009	172,500 168,000	15,000 -	- 31,350	26,055 -	8,733 8,733	16,435 11,358	238,723 219,441
A. Richard Abrahamian Executive Vice President and Chief Financial Officer (2)	2010	133,333	15,000	31,136	-	-	7,451	186,920

(1) Mr. Moss became President and CEO effective January 1, 2010.  Prior to that time, Mr. Moss served as Executive Vice President and Senior Loan Officer from 2008 to 2009.

(2)  Mr. Abrahamian joined the Bank in March 2010.  His compensation is shown for the period for which he was employed by the Company and the Bank.

(3)  Amounts calculated using the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).  Amounts represent the aggregate grant date fair value of option awards made during the fiscal year ending December 31, 2010. We disclose the assumptions that we used in determining these amounts in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Stock option awards granted to Mr. Abrahamian on April 20, 2010, vest in equal increments over a five-year period beginning April 21, 2011.

(4)  When we refer to “stock awards,” we are referring to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Mr. Moss and Mr. Turner were awarded 16,050 and 5,350, respectively, shares of Community Partners Bancorp common stock during 2010 having a value of $78,163 and $26,055, respectively, and this amount is included under the column “Stock Awards” for 2010.  These stock awards will vest in 2013.  Of Mr. Moss’s 16,050 awards, 8,025 is subject to an earnings condition.

(5)  The amounts in this column represent the change in the actuarial present value of the named executive officer’s accumulated benefit under his Supplemental Executive Retirement Agreement with the Company (as computed on the pension plan measurement dates used for financial statement reporting purposes for the Company’s audited financial statements in fiscal 2009 and 2010). The Company does not offer any non-qualified defined contribution plans and no named executive officer received preferential or above-market earnings on deferred compensation.

(6)  The amounts in this column for 2010 includes the following:

•
For Mr. Moss, $3,029 for use of an automobile, $803 of imputed income for split dollar and group term life insurance for Mr. Moss’s benefit, $22,499 for the cost of a membership in a country club approved by the Compensation Committee and a contribution of $8,972 to the Company’s 401(k) Plan on behalf of Mr. Moss to match a pre-tax elective deferral contribution made by Mr. Moss.

•
For Mr. Turner, $9,200 for use of an automobile, $382 of imputed income for split dollar and group term life insurance for Mr. Turner’s benefit, and a contribution of $6,853 to the Company’s 401(k) Plan on behalf of Mr. Turner to match a pre-tax elective deferral contribution made by Mr. Turner.

•
For Mr. Abrahamian, $5,527 for use of an automobile, $136 of imputed income for split dollar and group term life insurance for Mr. Abrahamian’s benefit, and a contribution of $1,788 to the Company’s 401(k) Plan on behalf of Mr. Abrahamian to match a pre-tax elective deferral contribution made by Mr. Abrahamian.

Executive Life Insurance

During 2004, the Company had entered into an endorsement split dollar life insurance arrangement with several executives.  Under the terms of the individual life insurance agreements, the covered employees obtain current life insurance protection while employed, and cash value accumulates under the underlying policies.  In the event that a covered employee terminates employment with the Company, then all rights of the employee under the agreement and the policies cease, unless the employee had both attained age 60 and completed 10 years of service with the Company (including years of service prior to implementation of the agreements) at the time of termination of employment, in which case coverage will remain in effect until death.  In addition, in the event of a change of control (as defined in the agreements) prior to termination of employment or termination from employment due to a disability,  coverage will remain in effect until death.  The employee’s rights would cease in the event of termination of employment for cause (as defined in the agreements).  The Company paid the insurance premiums for these split dollar life insurance arrangements in November 2004.

The Company owns the policies and all cash values thereunder.  Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount that ranges from 1.0 to 1.5 times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death or retirement.  The Company is entitled to all other amounts payable under the policies.  During 2010, Messrs. Moss, Turner and Gormley were parties to these agreements.  At December 31, 2010, the death benefit payable under Mr. Moss’s policy was $225,000, and the death benefit payable under Mr. Turner’s policy was $172,000.

During 2010, the Company entered into a new endorsement split dollar life insurance arrangement with several executives that replaced certain split dollar life insurance arrangements established in 2004. Under the terms of the individual life insurance agreements, the covered employees obtain current life insurance protection while employed, and cash value accumulates under the underlying policies.  In the event that a covered employee terminates employment with the Company, then all rights of the employee under the agreement and the policies cease, unless the employee has, at the time of termination, attained age 65 or been a participant in the plan at least five years, in which case a portion of the benefit will remain in effect until death. If an executive who qualifies to retain all or a portion of the insurance benefit has been a participant for five to nine years, the amount ranges from 50% to 90% of the benefit, and upon completion of ten years, the coverage is 100% of the agreed upon amount.)  In addition, in the event of a change of control (as defined in the agreements) prior to termination of employment or termination from employment due to a disability, the agreement will remain in effect until death.  The employee’s rights would cease in the event of termination of employment for cause (as defined in the agreements).  The Company paid the insurance premiums for these split dollar life insurance arrangements in December 2009 and the arrangement was effective January 2010.  Mr. Abrahamian was added to the arrangement in December 2010.  The Company owns the policies and all cash values thereunder.  Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount that ranges from 0.5 times to 1.0 times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death or retirement.  The Company is entitled to all other amounts payable under the policies.  During 2010, Messrs. Moss, Turner, and Abrahamian were parties to these agreements.  At December 31, 2010, the death benefit payable under Mr. Moss’s policy was $112,500, the death benefit payable under Mr. Turner’s policy was $86,250, and the death benefit payable under Mr. Abrahamian’s policy was $160,000.

Also during 2010, the Company had entered into a new endorsement split dollar life insurance arrangement with several executives under a Group Term Replacement Plan, which replaces all except $50,000 of the coverage from the group term insurance already provided by the Company.  In the event that a covered employee terminates employment with the Company, then the rights of the employee under the agreement and the policies cease.  The Company paid the insurance premiums for these split dollar life insurance arrangements in November 2010 and the arrangements were effective in December 2010.    The Company owns the policies and all cash values thereunder.  Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount of 1.0 times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death less $50,000 to be provided by the group term insurance.  The Company is entitled to all other amounts payable under the policies. During 2010, Messrs. Moss, Turner, and Abrahamian were parties to these agreements.  At December 31, 2010, the death benefit payable under Mr. Moss’s policy was $175,000, the death benefit payable under Mr. Turner’s policy was $122,500, and the death benefit payable under Mr. Abrahamian’s policy was $110,000.

Requirements of Troubled Asset Relief Program Participation

We participated in the Troubled Asset Relief Program Capital Purchase Program (referred to in this section as the “TARP”) established under the Emergency Economic Stabilization Act of 2008, as amended (together with all associated regulations, interpretations, and guidance, “EESA”) pursuant to which, on January 30, 2009, the U.S. Department of the Treasury (“Treasury”) invested approximately $9 million in our preferred stock.

Participation in the TARP Program requires that we implement certain restrictions and limitations on executive compensation, in particular severance pay, requires a review of our incentive compensation programs to ensure that they do not encourage our senior executive officers to take unnecessary and excessive risks, and limits our ability to receive tax deductions related to senior executive pay.  Among the key items established by EESA, each of which generally remains in effect for TARP participants while any TARP obligations remain outstanding:

•
Exclude Incentives to Take Unnecessary and Excessive Risk:  EESA requires a TARP participant’s compensation committee to limit features in compensation plans that encourage senior executive officers (“SEOs”) to take risks that are unnecessary or excessive or that threaten the value of the TARP participant.

•
Limits on the Payment, or Accrual, of any Bonus, Retention Award or Incentive Compensation:  EESA prohibits the payment or accrual of any bonus, retention award or incentive compensation to the most highly compensated employee of the Company except in the form of long-term restricted stock that does not become fully transferable until we repay all TARP assistance (for each 25% of total assistance repaid, 25% of the award may become transferable), has a minimum vesting period of at least two years, and does not exceed one-third of the employee’s total annual compensation in the year of grant.

•
Prohibition on Golden Parachute Payments:  EESA prohibits golden parachute payments to SEOs and the next five most highly compensated employees, which include substantially all payments made upon (i) such employee’s departure from the TARP participant for any reason other than death or disability or (ii) the effective date of a change in control of the TARP participant.

•
Clawback:  EESA requires that any bonus payment made to the SEOs or the next 20 most highly compensated employees (collectively, “Covered Employees”) must be subject to a clawback provision that provides for the clawback or recovery of the bonus payment if it was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

•	Prohibition on Tax Gross-Ups: EESA generally prohibits TARP participants from providing tax gross-ups to Covered Employees.

In addition, EESA includes the following notable provisions that are generally applicable to TARP participants:

•
Certification of Compliance:  The principal executive officer and principal financial officer and the compensation committee must provide written certifications of compliance with the identified provisions of, and in the form provided in, EESA in the Company’s annual filings with the SEC.

•
Risk Review by Compensation Committee:  The independent compensation committee must meet at least every six months to discuss and evaluate, among other things, employee compensation plans in light of an assessment of any risk posed to the TARP participant from such plans, and to ensure that employee compensation plans do not encourage the manipulation of the TARP participant’s reported earnings to enhance the compensation of its employees, as well as to discuss and evaluate whether SEO compensation plans encourage SEOs to take unnecessary and excessive risks that threaten the value of the TARP participant.

•	Luxury Expenditures Policy: Each TARP participant must implement and publicly post on its website a company-wide policy regarding excessive or luxury expenditures.

•
Annual Non-Binding Shareholder Approval of Executive Compensation:  The proxy statement of a TARP participant must permit a separate, non-binding shareholder vote to approve the compensation of executives.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table represents stock options outstanding for each named executive officer as of December 31, 2010.  All stock options have been adjusted for stock dividends and stock splits.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
William D. Moss	20,681 11,818 8,652	(4) (5) (6)	0 0 34,608	(6)	11.51 14.60 3.47	6/11/2013 8/30/2014 1/20/2019	16,050 (8)	78,163
Alan B. Turner	4,844 6,457 3,228 14,772 8,863 5,408	(1) (2) (3) (4) (5) (6)	0 0 0 0 0 21,630	(6)	3.10 3.10 3.36 11.51 14.60 3.47	5/22/2011 9/25/2011 1/22/2012 6/11/2013 8/30/2014 1/20/2019	5,350 (8)	26,055
A. Richard Abrahamian	-		21,000	(7)	3.95	4/20/2020	-	-

(1)
These options were granted on May 10, 2001, and are fully vested.  These options were granted under the Two River Community Bank Incentive Stock Option Plan (2001), which plan we assumed in connection with our acquisition of Two River.

(2)
These options were granted on September 25, 2001, and are fully vested.  We granted these options under the Two River Community Bank Incentive Stock Option Plan (2001), which plan we assumed in connection with our acquisition of Two River.

(3)
These options were granted on January 22, 2002, and are fully vested.  We granted these options under the Two River Community Bank Incentive Stock Option Plan (2001), which plan we assumed in connection with our acquisition of Two River.

(4)
These options were granted on June 11, 2003, and are fully vested.  We granted these options under the Two River Community Bank 2003 Incentive Stock Option Plan, which plan we assumed in connection with our acquisition of Two River.

(5)
These options were granted on August 30, 2004, and are fully vested.  We granted these options under the Two River Community Bank 2003 Incentive Stock Option Plan, which plan we assumed in connection with our acquisition of Two River.

(6)
These options were granted on January 20, 2009, and vest in equal increments over a five-year period beginning January 20, 2010.  We granted these options under the Community Partners Bancorp 2007 Equity Incentive Plan, which we describe below.

(7)
These options were granted on April 20, 2010, and vest over a five year period beginning April 21, 2011.  We granted these options under the Community Partners Bancorp 2007 Equity Incentive Plan, which we describe below.

(8)
These stock awards were granted on both August 18, 2010 and October 20, 2010 and vest in 2013.  Of Mr. Moss’s 16,050 awards, 8,025 are subject to an earnings condition.  We granted these awards under the Community Partners Bancorp 2007 Equity Incentive Plan, which we describe below.

EXECUTIVE INCENTIVE, EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

We maintain the Community Partners Bancorp 2007 Equity Incentive Plan, which we refer to as the “2007 Plan.”  The following is a brief description of the 2007 Plan:

Types of Awards. The Plan provides that the Company may grant participants stock options, restricted stock, or such other awards as the Committee may determine.  Options awarded under the Plan may be either options that qualify as incentive stock options (“ISOs”) under Internal Revenue Code, or options that do not, or cease to, qualify as incentive stock options under the Code.

Eligibility.  Awards may be granted under the 2007 Plan to current and prospective employees, consultants, and non-employee directors.

Shares Available.  A total of 860,522 shares have been reserved and are available for issuance in connection with awards under the 2007 Plan, with the total number of shares which may be issued in connection with awards that are granted as ISOs limited to 860,522.  As of December 31, 2010, there were 403,437 shares available for issuance under the 2007 Plan. All shares have been adjusted for subsequent stock dividends.

Per-Person Award Limitations.  Participants are limited in any year to awards under the 2007 Plan relating to no more than 25,000 shares per type of award (that is, options, restricted stock, and other awards), plus the amount of the participant’s unused annual limit relating to the same type of award as of the close of the previous year, subject to adjustment.

Terms of Stock Options.  The exercise price per share purchasable under either an ISO or a NQSO may not be less than the fair market value of a share of stock on the date of grant of the option.  The Compensation Committee will determine the term of each option, but no ISO may have a term in excess of ten years from the date of grant.  The Compensation Committee will determine the time or times at which or the circumstances under which an option may be exercised.

Terms of Restricted Stock.  Restricted stock is stock which is subject to certain restrictions and to a risk of forfeiture.  The Compensation Committee will determine the period over which any restricted stock which is issued under the 2007 Plan will vest, and will impose such restrictions on transferability, risk of forfeiture, and other restrictions as the Compensation Committee may in its discretion determine.  Unless restricted by the Compensation Committee, a participant granted restricted stock will have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends with respect to that stock.

Change in Control.  In general, in the event of a Change in Control (as defined in the 2007 Plan) all outstanding unvested awards will become fully exercisable and vested as of the time of the Change in Control, and all restricted stock and awards subject to risk of forfeiture will become fully vested.  The Compensation Committee may, at its discretion, determine to extend to any participant who holds options or other awards, the right to elect during the 60-day period immediately following a Change in Control, in lieu of acquiring shares, to receive in cash (based upon a formula as described in the 2007 Plan).

Supplemental Executive Retirement Agreements

On January 1, 2005, the Company entered into supplemental executive retirement agreements (the “SERP Agreements”) with each of Messrs. Moss and Turner, effective November 1, 2004, to provide nonqualified pension benefits to the participants.  The SERP Agreements were amended on October 30, 2008 to comply with the requirements of Code Section 409A and in certain other respects.  The SERP Agreements were amended in June 2010 to, among other things, make them more in definitional alignment with the June 1, 2010 Change in Control agreements and remove the non-compete provision.

Under the SERP Agreements, upon Messrs. Moss and Turner attaining age 65, each is entitled to an annual benefit.  Mr. Moss’s annual benefit is $50,000 and Mr. Turner’s annual benefit is $71,000 (increased from $50,000 in March 2010).  The foregoing benefits commence within 30 days after a participant attains their specified age and are paid in monthly installments for 15 years.

In addition to the foregoing, the SERP Agreements also provide for the following benefits, which are payable upon the following events, commence at the following times, and are paid in the following forms:

▪
In the event that a participant separates from service prior to age 65 for reasons other than death, disability, an involuntary termination for cause, or a change in control, the participant is entitled to a pro-rata annual benefit based on his age at the time he separates from service ($11,557 and $7,172 for Messrs. Moss and Turner, respectively, as of December 31, 2010), commencing within 30 days after he separates from service and paid in monthly installments for 15 years;

▪
In the event that a participant becomes disabled while in active service prior to age 65, the participant is entitled to a pro-rata annual benefit based on his age at the time he becomes disabled ($24,094 and $22,542 for Messrs. Moss and Turner, respectively, as of December 31, 2010), commencing within 30 days after he attains age 65 and paid in monthly installments for 15 years;

▪
In the event that a participant dies while in active service prior to age 65, the participant is entitled to a pro-rata benefit based on his age at the time of his death ($308,332 and $341,530 for Messrs. Moss and Turner, respectively, as of December 31, 2010), paid in a lump sum within 90 days after the date of death; and

▪
In the event that a change in control occurs while a participant is a full-time employee, the participant is entitled to a pro-rata annual benefit based on his age at the time of the change in control ($32,057 and $35,509 for Messrs. Moss and Turner, respectively, as of December 31, 2010), commencing within 30 days after he separates from service and paid in monthly installments for 15 years.

Payments from the SERP Agreements may be delayed upon a participant’s termination of employment in accordance with Code Section 409A.

The Company’s ability to provide enhanced benefits under the SERP Agreements as a result of a change in control is affected by the terms of the Company’s participation in the TARP Program.  See the section titled “Requirements of Recently Enacted Legislation” for further details.

Employment Agreement with William D. Moss

On May 28, 2010, the Company and the Bank entered into an employment agreement with Mr. Moss. The initial term of the Agreement expires on the earlier of: May 31, 2013; or upon the Change in Control of the Company (defined in the Agreement to include an acquisition of the Company or the Bank by an unaffiliated party or the acquisition of 25% or more of the voting securities of the Company).

Mr. Moss’ annual base salary under the agreement may be no less than $225,000, which may be increased by the Compensation Committee in its discretion.  Mr. Moss is eligible to receive a discretionary annual bonus in an amount determined by the Company’s Board, which will be based on performance standards that are consistent with industry standards for similarly situated bank holding companies and community banks.  Additionally, the agreement requires the Company to lease or purchase Mr. Moss an automobile.

In the event that Mr. Moss’s employment is terminated involuntarily without Cause (defined below) or he terminates employment voluntarily for Good Reason (defined below), he will be entitled to a lump-sum cash payment equal to two times the sum of (i) his base salary; and (ii) cash bonuses paid to him in the last full calendar year.  In such an event, Mr. Moss will also be entitled to have the title of the automobile purchased or leased for his use to be transferred to him, free of all liens, encumbrances, claims or leases, for the consideration of $1.00.  Mr. Moss is entitled to continued coverage for a period of 12 months following his termination date under the medical and dental benefit plans and life and disability insurance plans, in which he participates as of the date of his termination, under the same costs, terms and conditions applicable to employees with similar titles. If Mr. Moss’ continued participation under such plans would be prohibited, the Company will provide Mr. Moss with periodic payments, in amount it determines are sufficient, in its reasonable discretion, to defray the cost to Mr. Moss of obtaining materially identical benefits.  If Mr. Moss is terminated for Cause or without Good Reason, he is only entitled for payment for benefits and salary accrued to the date of his termination.

The employment agreement contains a covenant not to compete prohibiting Mr. Moss, in the event he is terminated for Cause or resigns without Good Reason, from being employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which the Bank or any other existing subsidiary of the Company maintains an office or branch, which directly competes with, or reasonably could be expected to materially adversely affect the revenues generated by, the Bank or any other such subsidiary of the Company for a period of twelve months.  For the twelve months following Mr. Moss’ termination for Cause or resignation without Good Reason, he will be prohibited from soliciting the Company’s employees in a senior managerial, operation or lending capacity, or the Company’s highly skilled employees with access to and responsibility for any confidential information, to become employed or engaged by him or with any person, firm, company or association in which Mr. Moss has an interest.

Change in Control Agreements.

On July 11, 2010 and July 20, 2010, Messrs. Turner and Abrahamian, respectively, each entered into change in control agreements with the Bank and the Company, respectively.  The change in control agreements, which are virtually identical, will terminate upon the earlier of the executive’s death or the second anniversary of the occurrence of a Change in Control.

In the event that during the contract period (a) the executive’s employment is terminated by the Company or Bank without Cause (as defined below) or (b) the executive terminates his employment voluntarily for Good Reason (as defined below), he will be entitled to a lump-sum cash payment equal to two (2) times his highest annual compensation, including only salary and cash bonus, paid during any of the three (3) calendar years immediately prior to the Change in Control. If the Company is providing him at the time of his termination without Cause or resignation with Good Reason with an automobile for his use, the executive also will be entitled to have the title of that automobile transferred to him, free of all liens, encumbrances, claims or leases, for the consideration of $1.00.  The executive is entitled to continued coverage for the remainder of the contract period under the medical and dental benefit plans, and life and disability insurance plans, in which he participates as of the date of his termination without Cause or resignation with Good Reason, under the same costs, terms and conditions as are applicable to employees with similar titles. If the executive’s continued participation under such plans would be prohibited under their terms, the Company or the Bank will provide him with periodic payments in such amount as it determines to be sufficient, in its reasonable discretion, to defray the cost of obtaining materially identical benefits.  If the executive is terminated for Cause or resigns without Good Reason during the contract period, he will be entitled only to payment for benefits and salary accrued to the date of his termination.

The change in control agreements contain a covenant not to compete providing that, if the executive receives the lump-sum payment under the agreement, he will be prohibited from being employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which the Bank or any other existing subsidiary of the Company maintains an office or branch, which directly competes with, or reasonably could be expected to materially adversely affect the revenues generated by, the Bank or any other such subsidiary of the Company.  This prohibition lasts for a period of 12 months following his receipt of the lump-sum payment.  For the 12 months following the executive’s receipt of the lump-sum payment, he will be prohibited from soliciting the Company’s employees in a senior managerial, operation or lending capacity, or the Company’s highly skilled employees with access to and responsibility for any confidential information, to become employed or engaged by him or with any person, firm, company or association in which the executive has an interest.

Mr. Moss’ employment agreement and the change in control agreements (collectively, the “Agreements” and each an “Agreement”) define “Cause” as: (i) conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism; (ii) willful and continued failure to perform his duties after at least one written warning from the Company’s Board; or (iii) willful misconduct of any type, which causes material injury to either or each of the Company or the Bank.

The Agreements define “Good Reason” as any material breach of the Agreement or material failure of the Company to tender performance under the Agreement; or any of the following actions taken without the express written consent of the executive:  (i) the assignment of duties inconsistent with his position or a reduction of the powers or functions associated his position, title, duties, responsibilities, or status, or his removal from his current position; (ii) any transfer to an office outside New Jersey or another location greater than 50 miles from his current location; (iii) a reduction in his annual base salary; or (iv) the Company’s failure to provide, or material reduction of, any benefits under any retirement, life insurance, health, disability, or other benefit plan.

A “Change in Control” under the Agreements includes actual knowledge by the Company that any unaffiliated person is or has become the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; the purchase by an unaffiliated person of twenty-five percent (25%), in the aggregate, of the issued and outstanding shares of the Company’s common stock pursuant to a tender or exchange offer; and the approval by (i) the shareholders of the Company, or (ii) as to the Bank, the Company as the sole shareholder of the Bank, of certain mergers, consolidations, asset dispositions, and other reorganizational transactions.

            Our obligation to make payments under the Agreements is affected by the terms of our participation in the TARP Program. Under the Agreements, Messrs. Moss, Turner and Abrahamian were required to acknowledge that payments thereunder may be limited, proscribed, or prohibited by applicable provisions of EESA, the ARRA, or the regulations and administrative authority promulgated thereunder.  See the section titled “Requirements of Recently Enacted Legislation” for further information.  Under ARRA, except in limited circumstances, no severance payments are permitted to be made to our named executive officers and our five next most highly paid employees, until we are no longer participating in the TARP Program

CERTAIN TRANSACTIONS WITH MANAGEMENT

Transactions with Related Persons

The Company, through its subsidiary Banks, has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans.  All of these loans (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.  As of December 31, 2010, the Company had total loans and loan commitments outstanding to directors and executive officers and their affiliates of approximately $8.3 million, or approximately 11.3% of total shareholder’s equity at that date.  As of December 31, 2010, no director or executive officer of the Company was in default under any loan transaction with the Company or the Bank.

The Board has determined that no transactions occurred since the beginning of fiscal year 2010 or are currently planned involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons that would require disclosure as a “related person transaction”.

NASDAQ Marketplace Rule 5630(a) requires that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board of Directors.

Our Code of Conduct requires all officers to make full written disclosure to the CEO and the Board of Directors and obtain written approval from the CEO of all proposed outside employment, directorships or fiduciary appointments.  Directors, or a business in which the Director is a partner, significant shareholder, director or executive officer, may provide services to us or to our customers in a transaction with us, subject to disclosure to and approval by the CEO and subject to disclosure to and approval by the Board of Directors when the CEO reasonably believes there is the potential for a material conflict between our interests and the Director’s or his client’s interests.  In the case of a transaction with a family member, or a business in which the family member is a partner, significant shareholder, director or executive officer, relating to service or product supplier or otherwise, prior approval by the Board of Directors and competitive pricing are required.  If it relates to a family member of an employee (and not a member of senior management), CEO approval may substitute for approval by the Board of Directors.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus, any substantive proposal, including shareholder proposals, must be referred to in the Company’s notice of shareholders’ meeting for the proposal to be properly considered at a shareholders’ meeting.

Proposals of shareholders which are eligible under SEC rules to be included in the Company’s 2012 proxy materials must be received by the Corporate Secretary of the Company no later than December 18, 2011.

If the Company changes the date of its 2012 Annual Meeting to a date more than 30 days from the anniversary of the date of its 2011 Annual Meeting, then the deadline for submission of shareholder proposals will be changed to a reasonable time before the Company begins to print and mail its proxy materials. If the Company changes the date of its 2012 Annual Meeting in a manner that alters the deadline, the Company will so state under Part II, Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

Under our bylaws, written notice of shareholder nominations to the Board of Directors must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting.  Accordingly, any shareholder who wishes to have a nomination considered at the 2012 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the shareholder and the proposed action) to the Company’s Secretary between January 11, 2012 and February 10, 2012.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above.  Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board, and return it in the enclosed envelope.

By Order of the Board of Directors

William D. Moss
President and Chief Executive Officer

A copy of the annual report to shareholders for the fiscal year ended December 31, 2010 accompanies this proxy statement. The annual report is a combined report with the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2010 filed with the SEC.  The Company will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary, Community Partners Bancorp, 1250 Highway 35 South, Middletown, New Jersey 07748.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY COMMUNITY PARTNERS BANCORP
			For	With- hold	For All Except
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 10, 2011	1.	To vote for the following nominees for election as director of the Company:	☐	☐	☐

The undersigned hereby appoints Alan B. Turner, A. Richard Abrahamian and Robert C. Werner and each of them, with full power of substitution, as attorneys and proxies for the undersigned, to attend the 2011 Annual Meeting of Shareholders of Community Partners Bancorp (the “Company”), to be held at the Hilton Woodbridge, located at 120 Wood Avenue South, Iselin, New Jersey, on Tuesday, May 10, 2011, at 10:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:
CHARLES T. PARTON JOSEPH F.X. O’SULLIVAN FRANK J. PATOCK MICHAEL W. KOSTELNIK JAMES M. BOLLERMAN ROBERT E. GREGORY ROBERT B. GROSSMAN	JOHN E. HOLOBINKO WILLIAM F. LAMORTE WILLIAM D. MOSS JOHN J. PERRI WILLIAM STATTER ROBIN ZAGER
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of such nominee(s) in the space provided below.
		For	Against	Abstain
2.	Ratify selection of ParenteBeard LLC as the independent registered public accounting firm of the Company for the year ended 2011.	☐	☐	☐
3.	To approve, on a non-binding basis, the compensation of the Company’s named executive officers as determined by the Compensation Committee.	☐	☐	☐
4.	In their discretion, on the conduct of other business if properly raised.
Please be sure to date and sign this proxy card in the box below.	Date
If this proxy is properly signed and is not revoked, the proxies will vote as specified herein or, if a choice is not specified, they will vote “FOR” the nominees listed in Item 1, “FOR” the proposals set forth in Item 2 and Item 3, and in their discretion on the conduct of other business if properly raised.

Sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.
COMMUNITY PARTNERS BANCORP
Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.
PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.